EXHIBIT 99.1

BRAZAURO RESOURCES CORPORATION

800 Bering Drive, Suite 208

Houston, Texas 77057

BRAZAURO CONSOLIDATES OWNERSHIP OF TOCANTINZINHO PROPERTY

Houston, Texas	February 8, 2007

Brazauro Resources Corporation (BZO-TSX.V) is pleased to announce that mineral rights to the entire mineralized area identified at the Tocantinzinho property are now held by Brazilian companies that are, or will be, wholly-owned by Brazauro. Brazauro acquired Resource Holdings 2004 Inc. and has received all documents required to complete the transfer of ownership of 100% of Mineração Cachambix Ltda. (“Cachambix”) and Empresa Internacional de Mineração do Brasil Ltda. (“EIMB”) to Brazauro or its subsidiaries in exchange for the issue of 13,150,000 shares and payment of US$900,000. The shares were issued to BrazMin Corp. and US$850,000 was paid to the shareholders of Cachambix. In addition, US$50,000 was paid to BrazMin to reimburse it for payments made to underlying mineral rights holders pending completion of the acquisition. The mineral rights held by Cachambix include rights to more than half of the mineralized area identified by Brazauro at the Tocantinzinho property and lie to the east of the central 4,000 hectare license area already held by Brazauro.

Under Brazauro’s various agreements relating to the Tocantinzinho Property, Brazauro has the following outstanding obligations:

Central Area

To exercise its option to acquire rights to the central 4,000 hectare area of the Tocantinzinho property in which approximately 35-50% of the mineralized area lies, Brazauro must pay a further US$150,000 and issue 700,000 shares of Brazauro to the optionor on or before July 31, 2007. This area is subject to a deemed smelter returns royalty ranging from 2.5%-3.5%, with 3.5% payable if the average gold price at the time exceeds US$500 per ounce. In addition, Brazauro must pay certain obligations to underlying optionors of US$50,000 in April, 2007 and US$940,000 in October, 2007.

Eastern Area

Brazauro has agreed to pay the Cachambix shareholders US$1,000,000 in one year and US$1,000,000 in two years. Brazauro’s obligation to make such payments is secured by the Cachambix shares. A portion of the Eastern area is subject a one half of one percent net smelter returns royalty. Brazauro has no further obligations in respect of the mineral rights held by EIMB.

Brazauro has additional obligations in respect of other parts of the Tocantinzinho property, generally lying to the west of the central area or to the north and east of the eastern area, which are outlined in greater detail in its financial statements.

The shares issued to Brazmin represent approximately 19.8% of the outstanding shares of Brazauro and are subject to the terms of a Voting Trust and Placement Rights Agreement under which Brazauro will have the right to direct the voting of the shares for a limited period of time, except in certain conditions, and the right to find purchasers for the shares if BrazMin wishes to sell. The shares issued to BrazMin are also subject to a hold period expiring on June 7, 2007.

Mark E. Jones III

Chairman, CEO Brazauro Resources Corporation

For further information, please contact:

Brazauro Resources Corp.

Mark Jones, Chairman

Ph: 713-785-1278

info@brazauroresources.com

www.brazauroresources.com

The TSX Venture Exchange does not accept responsibility for the adequacy or accuracy of this release. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein. The news release includes certain “forward-looking statements.” All statements other than statements of historical fact included in this release, including, without limitation, statements regarding potential mineralization, exploration results and future plans and objectives of Brazauro Resources are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from Brazauro’s expectations are exploration risks detailed herein and from time to time in the filings made by the Company with securities regulators.